Exhibit 10.3

ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[Date]

Dear                     :

Anadarko Petroleum Corporation’s (the “Company”, including affiliates where applicable) Compensation and Benefits Committee of the Board of Directors has made an Award of Restricted Stock Units (“RSUs”) to you under the Company’s 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This RSU Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].

Effective [Grant Date], you have been granted an Award of              RSUs, which vest over a period of time. Provided you remain employed by the Employer until such dates, one-third of the RSUs will vest on [first anniversary of Grant Date], one-third will vest on [second anniversary of Grant Date], and the remaining one-third will vest on [third anniversary of Grant Date] (each considered a “Vesting Period”).

At the end of each Vesting Period, unless deferred, the number of RSUs that vest shall be converted into shares of unrestricted Anadarko Common Stock and such unrestricted shares, less applicable payroll taxes withheld in the form of shares, shall be delivered to you. Upon receipt, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.

Dividend Equivalents shall be paid to you in Common Stock with respect to the RSUs and reinvested in additional shares of Common Stock and paid, less applicable withholding taxes, at such time as the RSUs to which they relate vest and settle (which means that they will be deferred if the underlying RSUs to which they relate were deferred). The RSUs do not have voting rights. They do, however, count toward any applicable stock ownership requirements.

You will be allowed to make an election to defer your entire RSU Award on a separate form provided by Human Resources. All deferral elections and distributions must be made in compliance with Code Section 409A.

If you voluntarily terminate your employment other than for Good Reason during the Applicable Period following a Change of Control, including retirement (as defined by the Anadarko

Petroleum Corporation Retiree Health Benefits Plan), or in the event you are terminated for Cause, all unvested RSUs and unpaid RSU Dividend Equivalents will be immediately forfeited. Upon your (i) death, (ii) disability (as defined in the Company’s disability plan), (iii) involuntary termination without Cause or (iv) termination of employment for Good Reason during the Applicable Period following a Change of Control all your unvested RSUs will immediately vest and, together with any unpaid RSU Dividend Equivalents accrued but not yet paid, will be paid as soon as administratively practicable. Your RSUs are subject to several restrictions, including that such RSUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you agree by accepting this Award that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation. If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. This obligation shall survive the termination of this Award Agreement.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,